Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Repligen Sweden AB

Repligen GmbH

Repligen Singapore Pte. Ltd.

Spectrum LifeSciences, LLC

Spectrum Europe BV

Laboratory Safety, Inc.

Spectrum OR Disposables

Spectrum Korea Co. Ltd.

Spectrum Labs India Pvt. Ltd.

Spectrum Japan LLC

Spectrum Labs (Shanghai) Co. Ltd.